Exhibit 99.1

News Release

Media:

Robert C. Ferris

(973) 455-3388

rob.ferris@honeywell.com

GRACE LIEBLEIN, GM BRAZIL PRESIDENT AND MANAGING
DIRECTOR, JOINS HONEYWELL’S BOARD OF DIRECTORS

MORRIS TOWNSHIP, N.J., December 14, 2012 – Honeywell (NYSE: HON) announced today that Grace Lieblein, 52, GM Brazil President and Managing Director has been elected to its Board of Directors. She will serve on the Corporate Governance and Responsibility Committee and the Management Development and Compensation Committee.

“Grace’s proven business acumen, combined with extensive experience in global manufacturing and a deep understanding of lean production tools, make her a terrific fit with Honeywell’s culture and values,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “She spearheaded GM’s Global Manufacturing System, which utilized lean production tools and concepts to improve engineering systems and processes, to drive significant improvements in productivity and lead time. She also has successfully led GM’s businesses in Brazil and Mexico to profitability in a complex business environment. We look forward to the contributions she’ll make as we continue to drive both productivity and global growth at Honeywell.”

Appointed to the role of GM Brazil President and Managing Director in 2011, Lieblein, the highest ranking Latina employee in GM, is responsible for approximately $12 billion in annual revenues and 25,000 employees that produce and sell more than 600,000 vehicles a year under the Chevrolet brand. Prior to this role, she served as GM Mexico President and Managing Director, responsible for approximately $2 billion in revenues and 11,000 employees.

Lieblein began her career in 1978 as a co-op student at General Motors Assembly Division in Los Angeles and has since served in a number of positions within the company. As Vehicle Chief Engineer, she led the design, development, testing and launch of the company’s new line of mid-size cross-over vehicles, one of GM’s most profitable platforms to date.

HON Board Appoints Grace Lieblein - 2

Lieblein has been widely recognized for her achievements. In 2012, she was featured on CNN as part of their “Leading Women” series and was added to Hispanic Business magazine’s Corporate Elite 25 list. In 2011, she was named on Fortune magazine’s list of the 50 Most Powerful Women in Business. She also appeared second on the list of 2010’s Most Powerful Women CEOs in Latin America by America Economy magazine and was recognized by Financial Times as one of the Top 100 Women in World Business.

Lieblein was appointed to the Board of Directors of the American Chamber of Commerce Mexico in January 2010, and in May 2010 she was named Vice President of the Board.

Lieblein received a bachelor’s degree in industrial engineering from General Motors Institute (now Kettering University) in 1983 and a master’s degree in management - materials/logistics from Michigan State University in 1987. She also holds a certificate from Thunderbird’s Global Leadership program from 1998.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; and performance materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges.  For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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